                                                                      EXHIBIT 99

Contact:     MEDIA:                             INVESTORS:
             ------                             ----------
             Peggy Ballman     Becky Taylor     John Elicker     Sue Walser
             609-252-3366      609-252-4476     212-546-3775     212-546-4631

                         BRISTOL-MYERS SQUIBB ANNOUNCES
                    FIRST QUARTER SALES AND EARNINGS FOR 2003

-  COMPANY REPORTS FULLY DILUTED EPS OF $.39
- GLOBAL SALES OF KEY BRANDS INCLUDING PRAVACHOL(R), AVAPRO(R), PARAPLATIN(R) AND SUSTIVA(R) CONTINUE TO GROW
- ABILIFY(TM) GARNERS 4 PERCENT WEEKLY NEW RX MARKET SHARE IN THE U.S. IN 5 MONTHS ON THE MARKET
- INVESTMENT IN ADVERTISING AND PROMOTION SIGNIFICANTLY BOOSTED TO SUPPORT NEW PRODUCT LAUNCHES AND MAXIMIZE IN-LINE OPPORTUNITIES
- COMPANY REAFFIRMS FULL YEAR 2003 EPS GUIDANCE OF $1.60-1.65 ON FULLY DILUTED BASIS

(NEW YORK, April 29, 2003) -- Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $761 million on sales of $4.7 billion for the first quarter of 2003. Fully diluted earnings per share for the quarter were $.39.

"Several of our leading pharmaceutical products in key franchises continue to demonstrate solid gains," said Peter R. Dolan, chairman and chief executive officer. "We are investing in our growth opportunities by increasing advertising and promotion, and those investments rose very significantly in the quarter.

"Prescriptions for ABILIFY(TM), our treatment for schizophrenia, continue to grow steadily, capturing approximately 4 percent weekly new prescription market share in the U.S. in the fifth month of its U.S. rollout. We and our partner, Otsuka Pharmaceuticals, are committed to maximizing the potential of this important new therapy.

"Overall, we are pleased with our company's performance, and are confirming our full year 2003 guidance of $1.60-$1.65 in earnings per share on a fully diluted basis."

FINANCIAL HIGHLIGHTS:

- The company reported that first quarter 2003 net sales remained at the prior year level of $4.7 billion. Domestic sales decreased 6%, while international sales increased 15%, including a 9% favorable foreign exchange impact. The international sales increase was driven by strong performance of PRAVACHOL(R) in Europe and TAXOL(R) in Europe and Japan. The decline in domestic sales is primarily attributable to lower PLAVIX(R)sales and continued generic competition in the U.S. for GLUCOPHAGE(R)IR and TAXOL(R). $255 million of deferred revenue was reversed and recognized as sales (calculated net of discounts and rebates) in the

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   first quarter of 2003. The deferred revenue, recorded at gross invoice sales prices, related to the inventory of pharmaceutical products accounted for using the consignment model, was reduced to $174 million at March 31, 2003, compared to $470 million at December 31, 2002.

- In the first quarters of 2003 and 2002, the company recorded certain items that affected the comparability of results. The 2003 non-comparable items include, $26 million of pre-tax charges related to the rationalization of its manufacturing facilities and $21 million of pre-tax income from the settlement of an antitrust litigation involving vitamins manufacturers. The charges related to manufacturing and rationalization activities consisted of severance of $12 million in restructuring expense, $10 million for asset impairments in cost of products sold and $4 million in other income and expense for accelerated depreciation for facilities expected to be closed by the end of 2004. The total cost of these rationalization activities is expected to be approximately $34 million in 2003. The 2002 non-comparable items include a pre-tax litigation charge of $90 million, primarily related to BUSPAR(R) proposed settlements, a pre-tax in-process research and development charge of $160 million related to the revised agreement with ImClone Systems, Inc., and a gain on sale of product lines of $30 million. In addition, in the first quarter of 2002 the company recorded a $14 million after-tax gain in discontinued operations on the sale of its Clairol business as a result of the final purchase price settlement.

- First quarter 2003 earnings from continuing operations before minority interest and income taxes decreased 12% to $1,075 million from $1,228 million in 2002 primarily as a result of increases in cost of products sold due to a change in product mix and increased advertising and promotion spending on in-line products. Net earnings from continuing operations decreased 10% to $761 million in 2003 compared to $842 million in 2002. The effective income tax rate on earnings from continuing operations before minority interest and income taxes increased to 27.3% in 2003 from 27.1% in 2002. Basic and diluted earnings per share from continuing operations each decreased 9% to $.39 in 2003 from $.43 in 2002. Basic and diluted average shares outstanding for the quarter were 1,936 million and 1,940 million, respectively, in 2003 compared to 1,935 million and 1,952 million, respectively, in 2002.

- The company continues to increase promotional support of new and in line product sales, with marketing, selling and administrative expenses increasing 13% to $1,032 million and advertising and product promotion increasing 41% to $364 million. Research and development expenses declined 5% to $476 million due to the timing of clinical trials and reductions in discovery spending.

PHARMACEUTICAL  HIGHLIGHTS:

- Worldwide pharmaceutical sales of $3.7 billion were consistent with the prior year level. U.S. pharmaceutical sales decreased 5% to $2.4 billion, while international pharmaceutical sales increased 13%, including a 10% favorable foreign exchange impact, to $1.3 billion.

- Recorded alliance revenue for ABILIFY(TM) for the first three months of 2003 was $37 million. The schizophrenia agent was introduced in the U.S. in November 2002 and has achieved a 4% weekly new prescription share of the U.S. antipsychotic market. Bristol-Myers Squibb and its partner, Otsuka Pharmaceuticals, recently filed a Supplemental New Drug Application for the use of ABILIFY(TM) in the long-term treatment of schizophrenia. At the upcoming American Psychiatric Association meeting to be held in May, the two companies will present new data from ABILIFY(TM) clinical trials in poster presentations and at company-sponsored symposia. A

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   filing for the use of ABILIFY(TM) in bipolar acute mania is expected to be submitted to the U.S. Food and Drug Administration (FDA) later this year.

- Worldwide sales of PRAVACHOL(R), a cholesterol-lowering agent and the company's largest selling product, increased 13%, including a 7% favorable foreign exchange impact, to $613 million, due largely to stronger sales in Europe.

- Sales of PLAVIX(R), a platelet aggregation inhibitor, declined 11% to $408 million. Sales of AVAPRO(R), an angiotensin II receptor blocker for the treatment of hypertension, increased 26% to $175 million. AVAPRO(R) and PLAVIX(R) are cardiovascular products that were launched from the alliance between Bristol-Myers Squibb and Sanofi-Synthelabo.

   PLAVIX(R) sales at the end of 2002 increased due, in part, to purchasing by some domestic wholesalers in anticipation of a January price increase. Consequently, there was a decline in first quarter 2003 PLAVIX(R) results in the U.S. We estimate that domestic prescription demand for PLAVIX(R) grew approximately 30% in first quarter 2003 versus first quarter 2002. Given continued strong prescription demand and fluctuations in buying patterns of wholesalers, the company expects full year 2003 reported sales of PLAVIX(R) will largely be in line with overall prescription growth, and wholesaler inventory levels at the end of 2003 will be approximately the same as at the end of 2002. In addition, the first quarter year-on-year comparison is not a fully valid measure of PLAVIX(R) domestic performance because the inventory workdown for PLAVIX(R) did not begin until the second quarter of 2002.

- Sales of the GLUCOPHAGE franchise decreased 14% to $247 million. GLUCOPHAGE IR(R) sales decreased 75% to $37 million, while GLUCOVANCE(R) sales grew 89% to $108 million, and GLUCOPHAGE XR(R) Extended Release tablets sales grew 28% to $101 million. In April, the company announced that the FDA approved the GLUCOPHAGE XR(R) (metformin HCI extended release tablets) 750 mg tablet. GLUCOPHAGE XR(R) 750 was developed to provide physicians with an additional option to make titration to higher doses more convenient, when needed and appropriate.

- TAXOL(R) and PARAPLATIN(R), the company's leading anti-cancer agents, each had sales of $209 million. International sales of TAXOL(R) increased 23%, including favorable foreign exchange of 15%, to $192 million, led by strong sales growth in Japan, while domestic sales decreased 73% to $17 million due to generic competition. PARAPLATIN(R) sales increased by 29% driven by sales in the U.S.

- Sales by Oncology Therapeutics Network, a specialty distributor of anti-cancer medicines and related products, increased 27% to $520 million.

- Sales of SUSTIVA(R), an anti-retroviral for the treatment of HIV diseases, were $150 million, an increase of 18% over the prior year.

- Atazanavir, a novel protease inhibitor also for the treatment of HIV diseases, is under priority review at the FDA. The company is looking forward to presenting important data at the upcoming FDA advisory committee meeting in May, a key milestone for this potential new product.

- At the American Society of Clinical Oncology (ASCO) meeting in June, Merck KgaA will present results of its clinical trial of cetuximab (Erbitux(R)), the novel anti-cancer agent that

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   Bristol-Myers Squibb is developing in partnership with ImClone Systems, Inc., for the U.S. and Japanese markets. At the same meeting, the company will report Phase II data on the epothilone, its novel oncology compound.

- In addition to the epothilone, the company's dual PPAR for diabetes has also completed Phase II trials.

NUTRITIONALS AND OTHER HEALTHCARE

- Nutritional sales of $433 million declined by 4%, including a 1% unfavorable foreign exchange impact, from prior year levels, as international sales increased 6%, including a 3% unfavorable foreign exchange impact, and U.S. sales decreased 12%. Mead Johnson continues to be the leader in the U.S. infant formula market. ENFAMIL(R), the company's largest-selling infant formula, declined 11% to $161 million. ENFAGROW, a children's nutritional supplement, increased 58% to $41 million.

- Sales for the Other Healthcare segment increased 2% to $372 million, largely driven by an increase in Medical Imaging sales of 13% to $119 million, partially offset by a decrease in Consumer Medicines sales of 10% to $76 million. ConvaTec sales increased 1%, including an 8% favorable impact of foreign exchange, to $177 million. The increase in Medical Imaging sales was primarily the result of a 15% increase in sales of Cardiolite to $75 million. The decline in Consumer Medicines sales was largely due to decreased demand for Excedrin and Keri products.

The company reiterated previously issued 2003 earnings guidance of between $1.60-$1.65 per share, excluding the impact from any in-process research and development that may arise from any external development agreements and other non-comparable items.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on April 29, 2003 at 10:00 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing (719) 457-2665. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Peggy Ballman, 609-252-3366, or Becky Taylor, 609-252-4476, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

                                      # # #

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, changes to wholesaler inventory levels, governmental

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regulations and legislation, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABILIFY(TM)is the trademark of Otsuka Pharmaceutical Company, Ltd.
AVAPRO(R), AVALIDE(R)and PLAVIX(R)are trademarks of Sanofi-Synthelabo S.A. Erbitux(R)is a trademark of ImClone Systems Incorporated
GLUCOPHAGE IR(R), GLUCOPHAGE XR(R)and GLUCOVANCE(R)are registered trademarks of Merck Sante, S.A.S., an associate of Merck KgaA of Darmstadt, Germany

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                          BRISTOL-MYERS SQUIBB COMPANY
                                SELECTED PRODUCTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003
          (Unaudited, in millions of dollars except prescription data)

   The following table sets forth worldwide and U.S. net sales for the first quarter of 2003, reported net sales changes compared to the first quarter of 2002 and the estimated total (both retail and mail-order customers) prescription growth, compared to the first quarter of 2002, for certain of the company's U.S. primary care pharmaceutical products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company's domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

                                        Worldwide                      U.S.                  Change in U.S.
                                        Net Sales        %          Net Sales        %
                                     ---------------            ----------------
Prescription
                                      2003     2002    Change    2003     2002     Change   Demand vs. 1Q02
                                     ------------------------   -------------------------   ---------------
               Pravachol             $  613   $  543       13%  $  342   $  332         3%         -

               Plavix                   408      461      -11%     335      409       -18%        30%

               Avapro*                  175      139       26%     117       99        18%        15%

               Sustiva                  150      127       18%     104       97         7%        20%

               Zerit                    115      116       -1%      67       66         2%       -21%

               Glucovance               108       57       89%     107       56        91%         9%

               Glucophage XR            101       79       28%     101       79        28%         6%

               Videx/Videx EC            72       79       -9%      36       37        -3%         5%


*Includes Avalide

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                          BRISTOL-MYERS SQUIBB COMPANY
                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2003
          (Unaudited, in millions of dollars except per share amounts)

                                                                                            Three Months
                                                                                           Ended March 31,
                                                                                     ---------------------------
                                                                                         2003           2002
                                                                                     ------------   ------------
Net Sales                                                                              $  4,711       $  4,661
                                                                                       --------       --------

Cost of products sold                                                                     1,685          1,502
Marketing, selling and administrative                                                     1,032            912
Advertising and product promotion                                                           364            259
Research and development                                                                    476            502
Acquired in-process research and development                                                  -            160
Gain on sale of business / product lines                                                      -            (30)
Provision for restructuring and other items                                                  12             (1)
Litigation settlement (income) / charge                                                     (21)            90
Other (income)/expense, net (a)                                                              88             39
                                                                                       --------       --------
                                                                                          3,636          3,433
                                                                                       --------       --------
Earnings from Continuing Operations Before Minority Interest and Income Taxes             1,075          1,228
Provision for income taxes                                                                  294            333
Minority Interest, net of taxes                                                              20             53
                                                                                       --------       --------
Earnings from Continuing Operations                                                    $    761       $    842

Discontinued Operations
 Net gain on disposal                                                                         -             14
                                                                                       --------       --------
Net Earnings                                                                           $    761       $    856
                                                                                       ========       ========

EARNINGS PER COMMON SHARE:
Basic:
  Earnings from Continuing Operations                                                  $   0.39       $   0.43
  Discontinued Operations
    Net gain on disposal                                                                      -           0.01
                                                                                       --------       --------

 Net Earnings                                                                          $   0.39       $   0.44
                                                                                       ========       ========

Diluted:
  Earnings from Continuing Operations                                                  $   0.39       $   0.43
  Discontinued Operations
    Net gain on disposal                                                                      -           0.01
                                                                                       --------       --------

 Net earnings                                                                          $   0.39       $   0.44
                                                                                       ========       ========

Average Common Shares Outstanding - Basic                                                 1,936          1,935
                                                                                       ========       ========
Average Common Shares Outstanding - Diluted                                               1,940          1,952
                                                                                       ========       ========

(a) Other (income)/expense, net **
        Interest expense                                                               $    121       $     98
        Interest income                                                                     (60)           (23)
        Foreign exchange transaction losses                                                   4              3
        Other                                                                                23            (39)
                                                                                       --------       --------
                                                                                       $     88       $     39
                                                                                       ========       ========

** Includes $(12) million reflecting the company's estimate of its share of ImClone's net losses

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   related to ImClone's recent announcement that it will need to restate certain of its financial statements for certain tax liabilities. On April 9, 2003, ImClone stated that it expects that the total amount to be reflected on its balance sheet relating to the matters giving rise to the expected restatement could be up to $60 million, exclusive of penalties and interest, and that the amount ultimately charged against its earnings will be determined by the results of its ongoing review of these matters.